UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0337383
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

CNX Center 1000 CONSOL Energy Drive Canonsburg, Pennsylvania	15317
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:    None

Securities to be registered pursuant to Section 12(g) of the Act:    None

This Form 8-A/A (Amendment No. 2) is filed to amend the information set forth in the Registration Statement on Form 8-A (the “Form 8-A”) filed by CONSOL Energy Inc., a Delaware corporation (the “Company”) on December 22, 2003, as amended by Form

8-A/A filed by the Company on February 26, 2004.

Item 1. Description of Registrant’s Securities to be Registered.

On October 26, 2009, the Company entered into Amendment No. 1 to Rights Agreement (the “Amendment”) to amend that certain Rights Agreement, dated as of December 22, 2003 (the “Rights Agreement”), between the Company and National City Bank, successor Rights Agent under the Rights Agreement to Equiserve Trust Company, N.A. The Amendment removes the requirement previously set forth in Section 27 of the Rights Agreement that the Rights Agent have a principal office in New York or Pennsylvania in order to effectuate Computershare acting as the successor Rights Agent.

Item 2. Exhibits.

Exhibit 4.1	Amendment No. 1 to Rights Agreement, dated as of October 26, 2009, between CONSOL Energy Inc. and National City Bank.

SIGNATURES

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
P. Jerome Richey
Executive Vice President Corporate Affairs, Chief Legal Officer & Secretary

Dated: October 28, 2009

Exhibit Index

Exhibit No.	Description

Exhibit 4.1	Amendment No. 1 to Rights Agreement, dated as of October 26, 2009 between CONSOL Energy Inc. and National City Bank.